Exhibit 99.1

PRESS RELEASE

For more information, contact:

Douglas C. Williams

President & Chief Operating Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Director of Marketing Communications

Phone: (276) 632-2133 or (336) 880-1230

For immediate release: September 30, 2003

Hooker Furniture Reports Increased Sales and Earnings for the 2003 Third Quarter

Company Sets Nine Month Sales Record

Martinsville, Va.: Hooker Furniture (Nasdaq-SCM: HOFT) today reported record third quarter sales and higher year over year earnings for its quarter ended August 31, 2003. Net sales of $74.7 million increased 36.6% from $54.7 million in the third quarter of 2002, marking the seventh consecutive quarter of increased sales compared with the same prior year periods. Net income for the 2003 third quarter of $3.5 million, or $0.61 per share, increased 11.2% from $3.2 million, or $0.56 per share, in the 2002 quarterly period.

“We’re very pleased with our third quarter operating results, especially our top line growth,” said Paul B. Toms Jr., chairman and chief executive officer, noting that “this was the strongest quarter so far in 2003 for year over year sales growth in wood furniture.”

Hooker set a nine-month sales record with sales of $229.3 million for the first nine months of 2003. “Given the mixed operating results in our industry, we believe we are gaining market share,” Toms said. Sales for the 2003 nine-month period increased 28.9% from $177.9 million in the same 2002 period. Profitability for the 2003 nine-month period also increased compared to a year ago. For the first nine months of 2003 net income increased 17.2% to $11.1 million, or $1.94 per share, compared with $9.5 million, or $1.68 per share, in the 2002 nine-month period. Profitability for the 2003 nine-month period was negatively impacted by a special $1.5 million pretax ($911,000 after tax, or $0.16 per share) restructuring and asset impairment charge related to the August 2003 closing of Hooker’s Kernersville, N.C. manufacturing facility.

Sales increases in the 2003 periods can be attributed to growth resulting from the Company’s January 2003 acquisition of leather upholstery specialist Bradington-Young and internal growth within Hooker Furniture’s wood furniture operations. “The integration of the Hooker and Bradington-Young sales forces into one selling organization is now complete, and we are beginning to see improved results from that integration,” Toms said. Net sales for the Company’s

Hooker Furniture Corporation – Press Release

September 30, 2003

wood furniture operation increased $9.4 million, or 17.2%, to $64.1 million for the 2003-quarter compared with $54.7 million in the 2002 quarter. For the 2003 nine-month period, net sales for the wood furniture operation increased $19.9 million, or 11.2%, to $197.8 million from $177.9 million in the 2002 nine-month period. Hooker’s imported wood furniture shipments continued to grow during the 2003 periods compared to the same periods one year ago, while shipments of domestically produced wood furniture continued to decline. Upholstery shipments from Bradington-Young accounted for $10.6 million in the 2003 third quarter and $31.5 million for the eight month period since the division was acquired at the beginning of January this year.

“Incoming orders have strengthened somewhat from summertime levels as a result of strong retail sales during the Labor Day holiday,” said Toms. “We continue to believe that there is pent-up demand for home furnishings. If consumer confidence continues to improve, we believe these increased order trends can be sustained through the end of our fiscal year.” “However,” Toms cautioned, “we are going up against the highest fourth quarter sales in the Company’s history. Record sales in the fourth quarter of 2002 were due in part to a significant improvement in inventory availability through better than anticipated delivery by foreign suppliers early in that quarter. Our improved inventory availability allowed us to make tremendous improvement in shipping our backlogs. Throughout 2003 we have continued that excellent stock availability. Currently, 86% of our wood furniture products are in stock and available to ship. Consequently, we anticipate that sales in the 2003 fourth quarter as a percentage of annual sales volume will be more consistent with our historical performance than with the 2002 fourth quarter. Historically, fourth quarter sales have generally represented 26 to 27 percent of our annual sales volume.”

For the third quarter of 2003, Hooker reported that its gross margin declined to 26.3% from 27.7% in the comparable 2002 period. For the 2003 nine-month period, gross margin increased to 26.5% of net sales, compared to 26.2% during the same 2002 period. The gross margin decline in the 2003 quarterly period is attributed to lower margins on imported shipments resulting from continued increases in inbound freight and other transit related costs. The improvement during the 2003 nine-month period is primarily a reflection of the increased proportion of imported product shipments. As a percentage of net sales, imported products generally reflect higher gross profit margins than domestically produced wood furniture. However, imported products also carry a higher component of selling and administrative expenses than domestically produced wood furniture, primarily for product sourcing, warehousing, and distribution.

During the 2003 periods, the Company’s domestic wood furniture manufacturing operations continued to experience reductions in raw material costs as a percentage of sales volume compared to the prior year periods. However, these improvements were partially offset by heavier sales discounting during the 2003 third quarter and by increased labor and overhead costs as a percentage of sales volume, resulting from inefficiencies created by reduced work schedules during the 2003 nine-month period and weather-related downtime experienced during the 2003 first quarter.

The gross profit margins for upholstery products manufactured by Bradington-Young have been comparable to the gross profit margins the Company achieves on its domestically produced wood furniture products, ranging typically from 20-25% of net sales.

Hooker Furniture Corporation – Press Release

September 30, 2003

Hooker is pleased to have reduced inventories while growing sales during the third quarter, resulting in a positive impact on its working capital position. “Our working capital position is the best it has been in over a year, and our operating cash flow through this year’s nine-month period is nearly twice that of the 2002 nine-month period,” Toms said.

Selling and administrative expenses as a percentage of net sales for the third quarter of 2003 increased to 17.9%, compared to 17.5% in the 2002 quarter, and increased to 17.4% for the nine-month period of 2003, compared to 16.9% in the same 2002 period. Selling and administrative expenses rose as a percentage of net sales in the 2003 periods principally due to increased selling, warehousing and distribution costs to support higher volumes of imported products. The dollar amounts of selling and administrative expenses increased $3.8 million during the 2003 third quarter and $9.7 million during the 2003 nine-month period, mainly due to the addition of selling and administrative expenses for Bradington-Young and the increased import-related costs mentioned previously.

With the closing of the Kernersville, N.C. plant in August, domestic wood furniture manufacturing capacity is more in line with incoming orders. “Incoming orders have improved but are not yet at a high enough level to run our four remaining plants full time, but hopefully business will continue to improve this fall,” Toms said.

At its September 23, 2003 meeting, the Hooker Furniture Board of Directors declared a dividend of $0.11 per share, payable on November 28, 2003 to shareholders of record November 14, 2003.

Ranked among the nation’s top 15 public furniture manufacturers in sales, Hooker Furniture is a 79-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 1900 employees. The Company owns 9 manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, Maiden, and Woodleaf, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on September 30, 2003 at $34.05 per share. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Operating results for the interim periods presented in this report may not be indicative of the results expected for the year. This financial information should be read in conjunction with the financial statements and accompanying notes included in Hooker’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, filed with the Securities and Exchange Commission.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: the cyclical nature of the furniture industry; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; fluctuations in the price of key raw materials, including lumber and leather; supply disruptions or delays affecting imported products; adverse political acts or developments in the international markets from which the Company imports products; fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; and capital costs.

TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2003	2002	2003	2002
Net sales	$74,749	$54,726	$229,339	$177,908
Cost of sales	55,073	39,590	168,499	131,349

Gross profit	19,676	15,136	60,840	46,559
Selling and administrative expenses	13,394	9,603	39,816	30,142
Restructuring and related asset impairment charge (a)			1,470

Operating income	6,282	5,533	19,554	16,417
Other income, net	82	170	358	477

Income before interest and income taxes	6,364	5,703	19,912	16,894
Interest expense	676	587	1,990	1,601

Income before income taxes	5,688	5,116	17,922	15,293
Income taxes	2,160	1,944	6,808	5,810

Net income	$3,528	$3,172	$11,114	$9,483

Earnings per share:
Basic and diluted	$.61	$.56	$1.94	$1.68

Weighted average shares outstanding	5,750	5,655	5,724	5,638

(a)	In May 2003, the Company recorded a special pretax charge of $1.5 million ($911,000 after tax, or $0.16 per share) for severance and related asset impairment in connection with the August 2003 closing of its Kernersville, N.C. facility, which affected 290 employees.

TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	August 31, 2003 (b)	August 31, 2002	November 30, 2002

Assets
Current assets
Cash and cash equivalents	$13,456	$10,995	$2,316
Trade receivables less allowances	36,131	25,051	33,771
Inventories	53,600	44,932	54,959
Prepaid expenses and other	2,489	3,443	2,225

Total current assets	105,676	84,421	93,271
Property, plant, and equipment, net	55,071	50,321	49,577
Assets held for sale (c)	740
Intangible and other assets	16,058	4,826	7,033

Total assets	$177,545	$139,568	$149,881

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$3,866	$3,663	$5,427
Accrued salaries, wages, and benefits	5,461	5,451	6,022
Accrued income taxes	1,845		3,169
Other accrued expenses	3,287	5,455	4,372
Current maturities of long-term debt	6,835	2,815	2,905

Total current liabilities	21,294	17,384	21,895
Long-term debt, less current maturities	40,697	22,085	21,798
Other long-term liabilities	3,223	4,756	5,144

Total liabilities	65,214	44,225	48,837
Shareholders’ equity	112,331	95,343	101,044

Total liabilities and shareholders’ equity	$177,545	$139,568	$149,881

(b)	In January 2003, the Company completed its acquisition of substantially all of the assets of Cherryville, N.C.-based leather seating specialist Bradington-Young, LLC. The Company acquired those assets for an aggregate consideration of $26.7 million less approximately $4.1 million in assumed debt. The consolidated balance sheet as of August 31, 2003 reflects those assets and liabilities.

(c)	In connection with the closing of its Kernersville, N.C. plant, the Company has reclassified the facility’s real property to “assets held for sale.” The carrying value of these assets approximates fair value less estimated selling expenses.

TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	August 31, 2003	August 31, 2002
Cash flows from operating activities
Cash received from customers	$232,900	$182,608
Cash paid to suppliers and employees	(200,758)	(165,532)
Income taxes paid, net	(8,132)	(4,179)
Interest paid, net	(1,494)	(1,295)

Net cash provided by operating activities	22,516	11,602

Cash flows from investing activities
Purchase of property, plant, and equipment, net of disposals	(3,168)	(4,560)
Acquisition of Bradington-Young, net of cash acquired	(22,140)
Sale of property		17

Net cash used in investing activities	(25,308)	(4,543)

Cash flows from financing activities
Proceeds from long-term debt	77,319
Payments on long-term debt (including $4.1 million assumed in the acquisition)	(58,563)	(2,011)
Payment to terminate interest rate swap agreement	(3,001)
Cash dividends paid	(1,823)	(1,311)
Purchase and retirement of common stock		(668)

Net cash provided by (used in) financing activities	13,932	(3,990)

Net increase in cash and cash equivalents	11,140	3,069
Cash and cash equivalents at beginning of year	2,316	7,926

Cash and cash equivalents at end of period	$13,456	$10,995

Reconciliation of net income to net cash provided by operating activities
Net income	$11,114	$9,483
Depreciation and amortization	6,316	5,838
Non-cash ESOP cost	1,936	1,048
Restructuring and related asset impairment charge	1,470
Loss (gain) on disposal of property	10	(5)
Changes in assets and liabilities, net of effects of acquisition:
Trade receivables	3,202	4,379
Inventories	7,483	(11,410)
Income tax recoverable		1,359
Prepaid expenses and other assets	(1,614)	(1,209)
Trade accounts payable	(3,527)	(425)
Accrued salaries, wages, and benefits	(2,559)	662
Accrued income taxes	(1,324)	602
Other accrued expenses	(1,021)	919
Other long-term liabilities	1,030	361

Net cash provided by operating activities	$22,516	$11,602